As filed with the Securities and Exchange Commission on December 12, 2024

Registration No. 333-266966

Registration No. 333-240149

Registration No. 333-239137

Registration No. 333-226366

Registration No. 333-205234

Registration No. 333-185721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-266966

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-240149

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-239137

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-226366

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-205234

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-185721

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUMOS PHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	42-1491350
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

(Address of Principal Executive Offices, including Zip Code)

Richard J. Hawkins

Chief Executive Officer

Lumos Pharma, Inc.

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

(512) 215-2630

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Paul D. Broude

Garrett F. Bishop

Foley & Lardner LLP

111 Huntington Avenue, Suite 2500

Boston, Massachusetts 02199

(617) 342-4000

J. Robert Suffoletta, Jr.

Nathan Robinson

Wilson Sonsini Goodrich & Rosati, P.C.

900 S. Capital of Texas Highway

Las Cimas IV, 5th Floor

Austin, TX 78746

(512) 338-5400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Lumos Pharma, Inc., a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-266966, registering the sale of up to $100,000,000 of (i) shares of common stock, par value $0.01 per share, of the Registrant (the “Common Stock”), (ii) shares of preferred stock of the Registrant, as may be issued by the Board of Directors (the “Preferred Stock”), (iii) secured or unsecured, senior or subordinated debt securities (“Debt Securities”), and (iv) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities, or any combination thereof, in each case offered by the Registrant under a Controlled Equity OfferingSM Sales Agreement with Cantor Fitzgerald & Co., which was filed with the SEC on August 19, 2022;

•

Registration Statement No. 333-240149, registering the resale of up to 4,146,398 shares of Common Stock by certain selling stockholders pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of September 30, 2019, by and among the Registrant, Cyclone Merger Sub, Inc., and Lumos Pharma, Inc., which was filed with the SEC on July 28, 2020;

•

Registration No. 333-239137, registering the resale of up to 4,146,398 shares of Common Stock by certain selling stockholders pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of September 30, 2019, by and among the Registrant, Cyclone Merger Sub, Inc., and Lumos Pharma, Inc., which was filed with the SEC on June 12, 2020;

•

Registration No. 333-226366, registering the sale of up to $250,000,000 of (i) shares of Common Stock, (ii) shares of Preferred Stock, (iii) Debt Securities, and (iv) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities, or any combination thereof, filed with the SEC on July 26, 2018;

•

Registration No. 333-205234, registering the sale of up to $250,000,000 of (i) shares of Common Stock, (ii) shares of Preferred Stock, (iii) Debt Securities, and (iv) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities, or any combination thereof, filed with the SEC on June 25, 2015; and

•

Registration No. 333-185721, registering the sale of up to $150,000,000 of (i) shares of Common Stock, (ii) shares of Preferred Stock, (iii) Debt Securities, and (iv) warrants to purchase shares of Common Stock, Preferred Stock or Debt Securities, or any combination thereof, filed with the SEC on December 28, 2012.

On October 22, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DPV Parent, Inc. (“Parent”), a Delaware corporation, DPV MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purpose of Section 9.17, Double Point Ventures LLC, a Delaware limited liability company (“DPV”). Pursuant to the Merger Agreement, on December 12, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares held in the Registrant’s treasury or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time, which were canceled without any conversion thereof and no consideration delivered in exchange therefor, and (ii) any Shares held by stockholders or owned by beneficial owners who were entitled to, and who perfected, appraisal rights for such Shares in accordance with the General Corporation Law of the State of Delaware was cancelled and converted into the right to receive (i) $4.25 in cash per Share, plus (ii) one non-transferrable contractual contingent value right for each Share, in each case, without interest and subject to applicable tax withholding.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2024.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 12, 2024. Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

LUMOS PHARMA, INC.

By:	/s/ Richard J. Hawkins
Richard J. Hawkins
Chief Executive Officer